Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of William Penn Bancorporation

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of William Penn Bancorporation and subsidiaries (the “Company”) as of June 30, 2024 and 2023; the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for credit losses effective July 1, 2023, due to the adoption of Accounting Standards Codification (ASC) Topic 326, Financial Instruments – Credit Losses.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2008.

Cranberry Township, Pennsylvania

September 5, 2024

S.R. Snodgrass, P.C. • 2009 Mackenzie Way, Suite 340 • Cranberry Township, Pennsylvania 16066 • Phone: 724-934-0344 • Fax: 724-934-0345 Firm ID 00074

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and per share amounts)

As of June 30, 2024 and 2023

	June 30,	June 30,
	2024	2023
ASSETS
Cash and due from banks	$6,539	$7,652
Interest bearing deposits with other banks	12,070	11,561
Federal funds sold	1,589	1,580

Total cash and cash equivalents	20,198	20,793
Interest-bearing time deposits	100	600
Securities available for sale, at fair value	150,755	165,127
Securities held to maturity, net of allowance for credit losses of $0 as of June 30, 2024 (fair value of $76,827 and $82,313, as of June 30, 2024 and 2023, respectively)	93,056	99,690
Equity securities	2,016	1,629
Loans receivable, net of allowance for credit losses of $2,989 and $3,313 as of June 30, 2024 and 2023, respectively	470,572	477,543
Premises and equipment, net	7,186	9,054
Regulatory stock, at cost	3,062	2,577
Deferred income taxes	9,586	9,485
Bank-owned life insurance	41,819	40,575
Goodwill	4,858	4,858
Intangible assets	356	519
Operating lease right-of-use assets	8,300	8,931
Accrued interest receivable and other assets	6,883	6,198

TOTAL ASSETS	$818,747	$847,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits	$629,810	$635,260
Advances from Federal Home Loan Bank	48,000	34,000
Advances from borrowers for taxes and insurance	2,891	3,227
Operating lease liabilities	8,553	9,107
Accrued interest payable and other liabilities	4,892	5,240

TOTAL LIABILITIES	694,146	686,834

Commitments and contingencies (note 14)	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 9,343,900 shares issued and outstanding at June 30, 2024 and 12,452,921 shares issued and outstanding at June 30, 2023	93	125
Additional paid-in capital	97,723	134,387
Unearned common stock held by employee stock ownership plan	(8,789)	(9,194)
Retained earnings	57,587	58,805
Accumulated other comprehensive loss	(22,013)	(23,378)

TOTAL STOCKHOLDERS’ EQUITY	124,601	160,745

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$818,747	$847,579

See accompanying notes to consolidated financial statements

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share and per share amounts)

For the Years Ended June 30, 2024 and 2023

	Year Ended June 30,
	2024	2023
INTEREST INCOME
Loans receivable, including fees	$25,129	$22,942
Securities	6,688	6,780
Other	708	664

Total interest income	32,525	30,386

INTEREST EXPENSE
Deposits	12,472	5,456
Borrowings	2,932	1,859

Total interest expense	15,404	7,315

Net interest income	17,121	23,071
Recovery for credit losses	(606)	—

NET INTEREST INCOME AFTER RECOVERY FOR CREDIT LOSSES	17,727	23,071

OTHER INCOME
Service fees	883	843
Net loss on sale of other real estate owned	(4)	—
Net gain on sale of securities	102	—
Earnings on bank-owned life insurance	1,244	1,106
Net gain on disposition of premises and equipment	—	398
Unrealized gain (loss) on equity securities	387	(629)
Other	224	232

Total other income	2,836	1,950

OTHER EXPENSES
Salaries and employee benefits	11,778	12,785
Occupancy and equipment	2,980	3,258
Data processing	2,032	1,836
Professional fees	841	906
Amortization of intangible assets	163	193
Other	3,059	3,041

Total other expense	20,853	22,019

(Loss) income before income taxes	(290)	3,002
Income tax (benefit) expense	(458)	200

NET INCOME	$168	$2,802

Basic earnings per share	$0.02	$0.22
Diluted earnings per share	$0.02	$0.22

See accompanying notes to consolidated financial statements

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands)

For the Years Ended June 30, 2024 and 2023

	Year Ended June 30,
	2024	2023
Net income	$168	$2,802
Other comprehensive income (loss):
Changes in net unrealized gain (loss) on securities available for sale	1,875	(10,417)
Tax effect	(431)	2,396
Reclassification adjustment for gain recognized in net income	(102)	—
Tax effect	23	—

Other comprehensive income (loss), net of tax	1,365	(8,021)

Comprehensive income (loss)	$1,533	$(5,219)

See accompanying notes to consolidated financial statements

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands, except share amounts)

For the Years Ended June 30, 2024 and 2023

	Number of Shares	Common Stock	Additional Paid-in Capital	Unearned Common Stock held by ESOP	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance, June 30, 2022	14,896,590	$149	$159,546	$(9,599)	$57,587	$(15,357)	$192,326
Net income	—	—	—	—	2,802	—	2,802
Other comprehensive loss	—	—	—	—	—	(8,021)	(8,021)
Regular cash dividends paid ($0.12 per share)	—	—	—	—	(1,584)	—	(1,584)
Shares forfeited under the William Penn Bancorporation 2022 Equity Incentive Plan	(13,904)	—	—	—	—	—	—
Restricted stock expense	—	—	1,112	—	—	—	1,112
Stock option expense	—	—	771	—	—	—	771
Stock purchased and retired, including shares withheld to cover tax liabilities	(2,429,765)	(24)	(27,032)	—	—	—	(27,056)
ESOP shares committed to be released	—	—	(10)	405	—	—	395

Balance, June 30, 2023	12,452,921	$125	$134,387	$(9,194)	$58,805	$(23,378)	$160,745
Net income	—	—	—	—	168	—	168
Other comprehensive income	—	—	—	—	—	1,365	1,365
Regular cash dividends paid ($0.12 per share)	—	—	—	—	(1,160)	—	(1,160)
Cumulative effect of adoption of ASU 2016-13	—	—	—	—	(226)	—	(226)
Shares granted under the William Penn Bancorporation 2022 Equity Incentive Plan	26,544	1	(1)	—	—	—	—
Restricted stock expense	—	—	1,148	—	—	—	1,148
Stock option expense	—	—	796	—	—	—	796
Stock purchased and retired, including shares withheld to cover tax liabilities	(3,135,565)	(33)	(38,626)	—	—	—	(38,659)
ESOP shares committed to be released	—	—	19	405	—	—	424

Balance, June 30, 2024	9,343,900	$93	$97,723	$(8,789)	$57,587	$(22,013)	$124,601

See accompanying notes to consolidated financial statements

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

For the Years Ended June 30, 2024 and 2023

	Year Ended
	June 30,
	2024	2023
Cash flows from operating activities
Net income	$168	$2,802
Adjustments to reconcile net income to net cash provided by operating activities:
Recovery for credit losses	(606)	—
Depreciation expense	772	1,027
Other accretion, net	(475)	(362)
Deferred income taxes	(399)	570
Net gain on disposition of premises and equipment	—	(398)
Net loss on sale of other real estate owned	4	—
Amortization of core deposit intangibles	163	193
Amortization of ESOP	424	395
Net gain on sale of securities	(102)	—
Unrealized (gain) loss on equity securities	(387)	629
Earnings on bank-owned life insurance	(1,244)	(1,106)
Stock based compensation expense	1,944	1,883
Other, net	58	(575)

Net cash provided by operating activities	320	5,058

Cash flows from investing activities
Securities available for sale:
Purchases	(1,152)	(4,778)
Maturities, calls and principal paydowns	11,586	11,534
Proceeds from sale of securities	5,578	—
Securities held to maturity:
Purchases	(998)	(5,023)
Maturities, calls and principal paydowns	7,676	7,482
Net decrease (increase) in loans receivable	7,573	(1,602)
Interest bearing time deposits:
Maturities and principal paydowns	500	—
Purchase of bank-owned life insurance	—	(300)
Regulatory stock purchases	(6,805)	(4,023)
Regulatory stock redemptions	6,320	5,253
Proceeds from sale of other real estate owned	450	—
Purchases of premises and equipment, net	(141)	(344)
Proceeds from the sale of premises and equipment held for sale	—	2,270

Net cash provided by investing activities	30,587	10,469

Cash flows from financing activities
Net (decrease) increase in deposits	(5,347)	28,865
Net increase (repayment) of short-term borrowed funds	14,000	(31,000)
Repurchase of common stock	(38,659)	(27,056)
Decrease in advances from borrowers for taxes and insurance	(336)	(129)
Cash dividends	(1,160)	(1,584)

Net cash used in financing activities	(31,502)	(30,904)

Net decrease in cash and cash equivalents	(595)	(15,377)
Cash and cash equivalents - beginning	20,793	36,170

Cash and cash equivalents - ending	$20,198	$20,793

Supplementary cash flows information
Interest paid	$15,499	$7,535
Income tax (refunds) payments	(187)	258
Transfers from loans to other real estate owned	300	141
Operating lease right-of-use asset recorded	—	2,701
Operating lease liabilities recorded	—	2,701
Premises transferred to held for sale	1,237	1,959

See accompanying notes to consolidated financial statements

Notes to the Consolidated Financial Statements

Note 1 - Nature of Operations

William Penn Bancorporation (“the Company”) is a Maryland corporation that was incorporated in July 2020 to be the successor to William Penn Bancorp, Inc. (“William Penn Bancorp”) upon completion of the second-step conversion of William Penn Bank (the “Bank”) from the two-tier mutual holding company structure to the stock holding company structure. William Penn, MHC was the former mutual holding company for William Penn Bancorp prior to completion of the second-step conversion. In conjunction with the second-step conversion, each of William Penn, MHC and William Penn Bancorp ceased to exist. The second-step conversion was completed on March 24, 2021, at which time the Company sold, for gross proceeds of $126.4 million, a total of 12,640,035 shares of common stock at $10.00 per share. As part of the second-step conversion, each of the existing 776,647 outstanding shares of William Penn Bancorp common stock owned by persons other than William Penn, MHC was converted into 3.2585 shares of Company common stock. In addition, $5.4 million of cash held by William Penn, MHC was transferred to the Company and recorded as an increase to additional paid-in capital following the completion of the second-step conversion.

In connection with the second-step conversion offering, and as previously disclosed, the William Penn Bank Employee Stock Ownership Plan (“ESOP”) trustees subscribed for, and intended to purchase, on behalf of the ESOP, 8% of the shares of the Company common stock sold in the offering and to fund its stock purchase through a loan from the Company equal to 100% of the aggregate purchase price of the common stock. As previously disclosed, as a result of the second-step conversion offering being oversubscribed in the first tier of subscription priorities, the ESOP trustees were unable to purchase shares of the Company’s common stock in the second-step conversion offering. Subsequent to the completion of the second-step conversion on March 24, 2021, the ESOP trustees purchased 881,130 shares, or $10.1 million, of the Company’s common stock in the open market. The ESOP did not purchase any additional shares of Company common stock in connection with the second-step conversion and offering.

The Company owns 100% of the outstanding common stock of the Bank, a Pennsylvania chartered stock savings bank. The Bank offers consumer and commercial banking services to individuals, businesses, and nonprofit organizations throughout the Delaware Valley area through twelve full-service branch offices in Bucks and Philadelphia Counties in Pennsylvania, and Burlington, Camden, and Mercer Counties in New Jersey. William Penn Bancorporation is subject to regulation and supervision by the Board of Governors of the Federal Reserve System. The Bank is supervised and regulated by the FDIC and the Pennsylvania Department of Banking and Securities.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary, the Bank, as well as the Bank’s wholly owned subsidiary, WPSLA. WPSLA is a Delaware corporation organized in April 2000 to hold certain investment securities for the Bank. At June 30, 2024, WPSLA held $235.4 million of the Company’s $243.8 million investment securities portfolio. All significant intercompany accounts and transactions have been eliminated. Management makes significant operating decisions based upon the analysis of the entire Company and financial performance is evaluated on a company-wide basis. Accordingly, the various financial services and products offered are aggregated into one reportable operating segment: community banking as under guidance in the Financial Accounting Standards Board (the “FASB”) ASC Topic 280 for Segment Reporting.

Use of Estimates in the Preparation of Financial Statements

These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant estimates include the allowance for credit losses, goodwill, intangible assets, income taxes, postretirement benefits, and the fair value of investment securities. Actual results could differ from those estimates and assumptions.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and interest-bearing demand deposits.

Revenue Recognition

Management determined that the primary sources of revenue emanating from interest and dividend income on loans and investments along with noninterest revenue resulting from investment security and loan gains (losses), and earnings on bank owned life insurances are not within the scope of ASC 606. The main types of noninterest income within the scope of the standard include service charges on deposit accounts and the gain on the sale of properties classified as other real estate owned. The Company has contracts with its deposit customers where fees are charged if certain parameters are not met. These agreements can be cancelled at any time by either the Company or the deposit customer. Revenue from these transactions is recognized on a monthly basis as the Company has an unconditional right to the fee consideration. The Company also has transaction fees related to specific transactions or activities resulting from a customer request or activity that include overdraft fees, online banking fees, interchange fees, ATM fees and other transaction fees. These fees are attributable to specific performance obligations of the Company where the revenue is recognized at a defined point in time upon the completion of the requested service/transaction.

Investment Securities

The Company classifies and accounts for investment securities as follows:

Held to Maturity — Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and are recorded at amortized cost. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available for Sale — Debt securities that will be held for indefinite periods of time that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported net of tax in other comprehensive income (loss). Realized gains and losses on the sale of investment securities are recorded as of trade date and reported in the Consolidated Statements of Income and determined using the adjusted cost of the specific security sold.

Equity Investments — The Company has an equity investment accounted for in accordance with both ASC 321-10, Investments—Equity Securities and ASC 323-10, Investments—Equity Method and Joint Ventures. The equity investment has a readily determinable fair value and is reported at fair value, with unrealized gains and losses included in earnings. Any dividends received are recorded in interest income. The fair value of equity investments with readily determinable fair values is primarily obtained from third-party pricing services. For additional detail regarding equity securities, see note 5 to these consolidated financial statements.

Regulatory Stock, at Cost

Common stock of the FHLB represents ownership in an institution which is wholly owned by other financial institutions. This restricted equity security is accounted for at cost. The Company invests in FHLB stock as required to support borrowing activities, as detailed in note 10 to these consolidated financial statements. Although FHLB stock is an equity interest in a FHLB, it does not have a readily determinable fair value because its ownership is restricted and it lacks a market. FHLB stock can be sold back only at its par value of $100 per share and only to the FHLBs or to another member institution. The Company evaluates this investment for impairment on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. The Company reviews this stock for impairment based on guidance from FASB ASC Topic 320 for Investments — Debt Securities and FASB ASC Topic 942 for Financial Services — Depository and Lending and has concluded that its investment is not impaired.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for credit losses and any deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs are deferred and recognized as an adjustment of the yield (interest income) of the related loans. Generally, the Company amortizes loan origination fees and costs over the contractual life of the loan.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for at least six months and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Credit Losses on Loans

The Company maintains its allowance for credit losses (“ACL”) at a level that management believes to be appropriate to absorb estimated credit losses as of the date of the Consolidated Statements of Financial Condition. The Company established its allowance in accordance with the guidance included in ASC 326, Financial Instruments – Credit Losses (“ASC 326”). The ACL is a valuation reserve established and maintained by charges against income and is deducted from the amortized cost basis of loans to present the net amount expected to be collected on the loans. Loans, or portions thereof, are charged-off against the ACL when they are deemed uncollectible. Expected recoveries do not exceed the aggregate amounts previously charged-off and expected to be charged-off. The ACL is an estimate of expected lifetime credit losses, that considers our historical loss experience, the historical loss experience of a peer group of banks identified by management, current conditions and the forecast of future economic conditions. The determination of an appropriate ACL is inherently subjective and may have significant changes from period to period. The methodology for determining the ACL has two main components: evaluation of expected credit losses for certain groups of homogeneous loans that share similar risk characteristics and evaluation of loans that do not share risk characteristics with other loans. The ACL is measured on a collective (pool) basis when similar characteristics exist. The Company’s loan portfolio is segmented by loan types that have similar risk characteristics and behave similarly during economic cycles.

Historical credit loss experience is the basis for the estimate of expected credit losses. We apply our historical loss rates and the historical loss rates of a group of peer banks identified by management to pools of loans with similar risk characteristics using the Weighted-Average Remaining Maturity (“WARM”) method. The remaining contractual life of the pools of loans with similar risk characteristics is adjusted by expected scheduled payments and prepayments. After consideration of the historical loss calculation, management applies qualitative adjustments to reflect the current conditions and reasonable and supportable forecasts not already reflected in the historical loss information. Our reasonable and supportable forecast adjustment is based on a regional economic indicator obtained from the St. Louis Federal Reserve economic database. The Company selected eight qualitative metrics which were correlated with the Bank and its peer group’s historical loss patterns. The eight qualitative metrics include: changes in lending policies and procedures, changes in national and local economic conditions as well as business conditions, changes in the nature, complexity, and volume of the portfolio, changes in the experience, ability, and depth of lenders and lending management, changes in the volume and severity of past due and classified loans, changes in the quality of the Bank’s loan review system, changes in the value of collateral securing the loans, and changes in or the existence of credit concentrations. The adjustments are weighted for relevance before applying to each pool of loans. Each quarter, management reviews the recommended adjustment factors and applies any additional adjustments based on local and current conditions.

The Company has elected to exclude $2.0 million of accrued interest receivable as of June 30, 2024 from the measurement of its ACL. When a loan is placed on non-accrual status, any outstanding accrued interest is reversed against interest income. Accrued interest on loans is reported in the accrued interest receivable and other assets line on the consolidated statements of financial condition.

The ACL for individual loans begins with the use of normal credit review procedures to identify whether a loan no longer shares similar risk characteristics with other pooled loans and, therefore, should be individually assessed. We evaluate all commercial loans that meet the following criteria: (1) when it is determined that foreclosure is probable, (2) substandard, doubtful and nonperforming loans when repayment is expected to be provided substantially through the operation or sale of the collateral, (3) when it is determined by management that a loan does not share similar risk characteristics with other loans. Credit loss estimates are calculated based on the following three acceptable methods for measuring the ACL: 1) the present value of expected future cash flows discounted at the loan’s original effective interest rate; 2) the loan’s observable market price; or 3) the fair value of the collateral when the loan is collateral dependent. Our individual loan evaluations consist primarily of the fair value of collateral method because most of our loans are collateral dependent. Collateral values are discounted to consider disposition costs when appropriate. A charge-off is recorded if the fair value of the loan is less than the loan balance.

Allowance for Credit Losses on Unfunded Loan Commitments

The Company estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Bank. The allowance for credit losses on unfunded loan commitments is included in accrued interest payable and other liabilities in the Company’s Statements of Financial Condition and is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.

Allowance for Credit Losses on Held to Maturity Securities

The Company accounts for its held to maturity securities in accordance with Accounting Standards Codification (ASC) 326-20, Financial Instruments – Credit Loss – Measured at Amortized Cost, which requires that the Company measure expected credit losses on held to maturity debt securities on a collective basis by major security type. The estimate of expected credit losses considers historical credit loss information that is adjusted for current economic conditions and reasonable and supportable forecasts.

The Company classifies its held to maturity debt securities into the following major security types: mortgage-backed securities, U.S. government agency securities and municipal bonds. Generally, the mortgage-backed securities and U.S. government agency securities are government guaranteed with a history of no credit losses and the municipal bonds are highly rated with a history of no credit losses. Credit ratings of the municipal bonds are reviewed on a quarterly basis. Based on the government guarantee, our historical experience including no credit losses, and the high credit rating of our municipal bonds, the Company determined that an allowance for credit losses on its held to maturity portfolio is not required.

Accrued interest receivable on held to maturity debt securities totaled $170 thousand as of June 30, 2024 and is included within accrued interest receivable and other assets on the Company’s Consolidated Statements of Financial Condition. This amount is excluded from the estimate of expected credit losses. Generally, held to maturity debt securities are classified as nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectability of principal or interest. When held to maturity debt securities are placed on nonaccrual status, unpaid interest credited to income is reversed against interest income.

Allowance for Credit Losses on Available for Sale Securities

The Company measures expected credit losses on available for sale debt securities when the Bank intends to sell, or when it is not more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the amortized cost basis of the security is written down to fair value through income. For available for sale debt securities that do not meet the previously mentioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Company considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this evaluation indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, equal to the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

The ACL on available for sale debt securities is included within securities available for sale on the Consolidated Statements of Financial Condition. Changes in the allowance for credit losses are recorded within provision for credit losses on the Consolidated Statements of Income. Losses are charged against the allowance when the Company believes the collectability of an available for sale security is in jeopardy or when either of the criteria regarding intent or requirement to sell is met.

Accrued interest receivable on available for sale debt securities totaled $662 thousand as of June 30, 2024 and is included within accrued interest receivable and other assets on the Company’s Consolidated Statements of Financial Condition. This amount is excluded from the estimate of expected credit losses. Generally, available for sale debt securities are classified as nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectability of principal or interest. When available for sale debt securities are placed on nonaccrual status, unpaid interest credited to income is reversed against interest income.

Loan Charge-off Policies

Generally, loans are charged down to the net realizable value when the loan is 90 days past due. However, student loans that are included in consumer loans are fully charged down when the loan is 180 days past due.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives of the related assets:

Years
Office buildings and improvements	2 – 33
Furniture, fixtures, and equipment	1 – 10
Automobiles	4

Other Real Estate Owned

Real estate owned acquired in settlement of foreclosed loans is carried as a component of other assets at fair value minus estimated cost to sell. Prior to foreclosure, the estimated collectible value of the collateral is evaluated to determine whether a partial charge-off of the loan balance is necessary. After transfer to real estate owned, any subsequent write-downs are charged against other operating expenses. Direct costs incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations.

Income Taxes

Deferred taxes are provided on the liability method, whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Goodwill and Intangible Assets

Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. In certain circumstances, the Company will record a gain on bargain purchase when the fair value of the net assets of the acquired company exceeds the fair value of the equity of the acquired company. When calculating goodwill or a gain on bargain purchase in accordance with FASB ASC 805-30-55-3, the Company evaluates whether the fair value of equity of the acquired company is a more reliable measure than the fair value of the equity interests transferred. The Company considers the assumptions required to calculate the fair value of equity of an acquired company using discounted cash flow models (income approach) and/or change of control premium models (market approach) which are generally based on a higher level of market participant inputs and therefore a lower level of subjectivity when compared to the assumptions required to calculate the fair value of equity interests transferred under a fair value pricing model. As a result, the Company considers the calculation of the fair value of the equity of an acquired company to be more reliable than the calculation of the fair value of the equity interests transferred. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. Intangible assets consist of core deposit intangibles arising from whole bank acquisitions. These intangible assets are measured at fair value and then amortized on an accelerated method over their estimated useful lives of ten years.

Leases

The Company accounts for its leases in accordance with FASB ASC Topic 842 – Leases. Most leases are recognized on the statement of financial condition by recording a right-of-use asset and lease liability for each lease. The right-of-use asset represents the right to use the asset under lease for the lease term, and the lease liability represents the contractual obligation to make lease payments. The right-of-use asset is tested for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable.

As a lessee, the Company enters into operating leases for certain bank branches, office space, and office equipment. The right-of-use assets and lease liabilities are initially recognized based on the net present value of the remaining lease payments which include renewal options where the Company is reasonably certain they will be exercised. The net present value is determined using the incremental collateralized borrowing rate at commencement date. The right-of-use asset is measured at the amount of the lease liability adjusted for any prepaid rent, lease incentives and initial direct costs incurred. The right-of-use asset and lease liability is amortized over the individual lease terms. Lease expense for lease payments is recognized on a straight-line basis over the lease term. For additional information regarding leases, see note 17 to these consolidated financial statements.

Stock Based Compensation

The Company accounts for stock awards and stock options granted to employees and directors based on guidance set forth in FASB ASC Topic 718 for Compensation — Stock Compensation. Compensation cost is recognized for stock options and restricted stock awards issued to employees and directors, based on the fair value of these awards at the grant date. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common shares at the date of the grant is used for restricted shares. Compensation cost is recognized over the required service period using the straight-line method.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the Consolidated Statements of Financial Condition when they are funded.

Bank-owned Life Insurance

The Company funds the purchase of insurance policies on the lives of certain former officers and employees of the Company. The policies were purchased to help offset the increase in the costs of various fringe benefit plans, including healthcare. The Company has recognized any change in cash surrender value of life insurance in other income in the Company’s Consolidated Statements of Income.

Comprehensive Income (Loss)

The Company presents a separate financial statement of comprehensive income (loss) that includes net unrealized holding gains and losses on securities available for sale excluded from the Company’s Consolidated Statements of Income and recorded directly to stockholders’ equity.

Segment Reporting

The Company acts as an independent community financial services provider and offers traditional banking and related financial services to individual, business, and government customers. Through its branch network, the Bank offers a full array of commercial and retail financial services, including; the taking of time, savings and demand deposits; the making of commercial and mortgage loans; and the providing of other financial services. Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful.

Reclassifications

Certain amounts in the previous year financial statements have been reclassified to conform to the current year presentation. These reclassifications have no impact on prior year net income or stockholders’ equity.

Recent Accounting Pronouncements Adopted

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326), which changes the impairment model for most financial assets. This update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be affected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. With certain exceptions, transition to the new requirements will be through a cumulative-effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. This update is effective for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other companies, to fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company adopted this guidance using the modified retrospective approach for all financial assets measured at amortized cost, including loans, held to maturity debt securities and unfunded commitments, as well as available for sale securities. On July 1, 2023, the Company recorded a cumulative effect decrease to retained earnings of $187 thousand, net of tax, related to loans and $39 thousand, net of tax, related to unfunded commitments. The Company determined that there was no impact to retained earnings related to available for sale or held to maturity debt securities as a result of adopting this guidance. The results reported for periods beginning on or after July 1, 2023 are presented under ASC 326, while prior period amounts continue to be reported in accordance with previously applicable accounting standards.

The impact of the change from the incurred loss model to the current expected credit loss model is included in the table below.

	July 1, 2023
		Adoption
(Dollars in thousands)	Pre-adoption	Impact	As Reported
Assets
ACL on debt securities available for sale	$—	$—	$—
ACL on debt securities held to maturity	—	—	—
ACL on loans
Residential real estate:
1 - 4 family	486	(67)	419
Home equity and HELOCs	113	19	132
Construction -residential	214	(174)	40
Commercial real estate:
1 - 4 family investor	569	(241)	328
Multi-family (five or more)	89	(30)	59
Commercial non-residential	1,420	379	1,799
Construction and land	281	(93)	188
Commercial	82	254	336
Consumer loans	59	196	255
Liabilities
ACL on unfunded commitments	101	50	151

	$3,414	$293	$3,707

In March 2022, the FASB issued ASU 2022-02, Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminates the accounting guidance for troubled debt restructurings by creditors that have adopted CECL and enhances the disclosure requirements for modifications of receivables made with borrowers experiencing financial difficulty. In addition, the amendments in this ASU require disclosure of current period gross write-offs by year of origination for financing receivables in the existing vintage disclosures. This ASU became effective on July 1, 2023 for the Company. The adoption of this ASU resulted in updated disclosures within our financial statements but otherwise did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in this ASU were issued to enhance the transparency and decision usefulness of income tax disclosures. The amendments in the update address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. These updates are not expected to have a significant impact on the Company’s financial statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. The amendments in this ASU were issued in response to the SEC’s August 2018 final rule that updated and simplified disclosure requirements that the SEC believed were “redundant, duplicative, overlapping, outdated, or superseded.” The new guidance is intended to align U.S. GAAP requirements with those of the SEC and to facilitate the application of U.S. GAAP for all entities. Some of the amendments introduced by the ASU are technical corrections or clarifications of the FASB’s current disclosure or presentation requirements. These updates are not expected to have a significant impact on the Company’s financial statements.

In January 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, March 2020, to provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls “reference rate reform” if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain criteria are met, and can make a one-time election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. The sunset provision included in Topic 848 was based on the expectations of when LIBOR would cease being published. In March 2021, the UK Financial Conduct Authority announced that the intended cessation date of LIBOR would be June 30, 2023, which is beyond the established sunset date of Topic 848. In December 2023, the FASB issued ASU 2023-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848. The amendments in this ASU provide temporary relief by deferring the sunset date provision included in Topic 848. The amendments in ASU 2023-06 defer the effective date for all entities upon issuance through December 31, 2024. These updates are not expected to have a significant impact on the Company’s financial statements.

Note 3 - Earnings Per Share

The following table presents a calculation of basic and diluted earnings per share for the years ended June 30, 2024 and 2023. Earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding. The difference between common shares issued and basic average common shares outstanding, for purposes of calculating basic earnings per share, is a result of subtracting unallocated ESOP shares and unvested restricted stock shares. There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, the net income of $168 thousand and $2.8 million for the years ended June 30, 2024 and 2023, respectively, was used as the numerator. See Note 12 to these consolidated financial statements for further discussion of stock grants.

The following table sets forth the composition of the weighted average common shares (denominator) used in the basic and diluted earnings per share computation.

	Year Ended
	June 30,
(Dollars in thousands, except share and per share amounts)	2024	2023
Basic and diluted earnings per share:
Net income	$168	$2,802
Basic average common shares outstanding	9,017,723	12,661,882
Effect of dilutive securities	57,187	30,732

Dilutive average shares outstanding	9,074,910	12,692,614
Earnings per share:
Basic	$0.02	$0.22
Diluted	$0.02	$0.22

Anti-dilutive shares are common stock equivalents with weighted average exercise prices in excess of the weighted average market value for the periods presented. There were 1,264,000 and 1,197,640 stock options that were anti-dilutive for the years ended June 30, 2024 and 2023, respectively, and were not included in the table above.

Note 4 – Changes in and Reclassifications Out of Accumulated Other Comprehensive Loss

The following tables present the changes in the balances of each component of accumulated other comprehensive loss (“AOCL”) for the years ended June 30, 2024 and 2023. All amounts are presented net of tax.

(Dollars in thousands)
Unrealized
Losses
on Securities
Accumulated Other Comprehensive Loss(1)	Available for Sale
Balance at June 30, 2022	$(15,357)
Other comprehensive loss before reclassifications	(8,021)
Amounts reclassified from accumulated other comprehensive loss	—

Period change	(8,021)

Balance at June 30, 2023	$(23,378)
Other comprehensive income before reclassifications	1,444
Amounts reclassified from accumulated other comprehensive income	(79)

Period change	1,365

Balance at June 30, 2024	$(22,013)

(1)	All amounts are net of tax. Related income tax expense is calculated using an income tax rate of approximately 23% for both 2024 and 2023.

The following table presents reclassifications out of AOCL by component for the years ended June 30, 2024 and 2023:

(Dollars in thousands)	Amounts Reclassified from Accumulated
	Other Comprehensive Loss (1)
Details about Accumulated Other Comprehensive	Year Ended June 30,		Affected Line Item in the
Loss Components	2024	2023	Consolidated Statements of Income
Securities available for sale:
Net securities gains reclassified into net income	$102	$—	Net gain on sale of securities
Related income tax expense	(23)	—	Income tax (benefit) expense

	$79	$—

(1)	Amounts in parenthesis indicate debits.

Note 5 – Investment Securities

The amortized cost, gross unrealized gains and losses, and estimated fair value of investments in debt securities are as follows:

	June 30, 2024
		Gross	Gross	Allowance
	Amortized	Unrealized	Unrealized	for Credit	Fair
(Dollars in thousands)	Cost	Gains	Losses	Losses	Value
Available For Sale:
Mortgage-backed securities	$112,439	$20	$(17,334)	$—	$95,125
U.S. agency collateralized mortgage obligations	8,937	—	(1,737)	—	7,200
U.S. government agency securities	769	1	(77)	—	693
Municipal bonds	19,999	—	(5,030)	—	14,969
Corporate bonds	37,200	—	(4,432)	—	32,768

Total Available For Sale	$179,344	$21	$(28,610)	$—	$150,755

	June 30, 2024
		Gross	Gross		Allowance
	Amortized	Unrealized	Unrealized	Fair	for Credit
(Dollars in thousands)	Cost	Gains	Losses	Value	Losses
Held To Maturity:
Mortgage-backed securities	$87,526	$—	$(16,216)	$71,310	$—
U.S. government agency securities	5,482	—	(13)	5,469	—
Municipal bonds	48	—	—	48	—

Total Held To Maturity	$93,056	$—	$(16,229)	$76,827	$—

	June 30, 2023
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value
Available For Sale:
Mortgage-backed securities	$124,252	$21	$(17,517)	$106,756
U.S. agency collateralized mortgage obligations	10,074	—	(1,782)	8,292
U.S. government agency securities	3,881	140	(89)	3,932
Municipal bonds	20,081	—	(5,102)	14,979
Corporate bonds	37,200	—	(6,032)	31,168

Total Available For Sale	$195,488	$161	$(30,522)	$165,127

Held To Maturity:
Mortgage-backed securities	$94,648	$—	$(17,275)	$77,373
U.S. government agency securities	4,982	—	(102)	4,880
Municipal bonds	60	—	—	60

Total Held To Maturity	$99,690	$—	$(17,377)	$82,313

The Company recognized $102 thousand of gross gains on the sale of $5.6 million of investment securities during the year ended June 30, 2024. The Company did not sell any investment securities during the year ended June 30, 2023.

The amortized cost and fair value of debt securities, by contractual maturity, are shown below. Maturities for mortgage-backed securities are dependent upon the rate environment and prepayments of the underlying loans. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without penalties.

	June 30, 2024
	Available For Sale		Held To Maturity
	Amortized	Fair	Amortized	Fair
(Dollars in thousands)	Cost	Value	Cost	Value
Due in one year or less	$2	$2	$5,530	$5,517
Due after one year through five years	—	—	—	—
Due after five years through ten years	42,370	36,937	—	—
Due after ten years	136,972	113,816	87,526	71,310

	$179,344	$150,755	$93,056	$76,827

The following tables provide information on the gross unrealized losses and fair market value of the Company’s investments for which an allowance for credit losses has not been recorded, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2024 and 2023:

	June 30, 2024
	Less than 12 Months		12 Months or More		Total	Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Losses	Value	Losses	Value	Losses
Available For Sale:
Mortgage-backed securities	$—	$—	$94,110	$(17,334)	$94,110	$(17,334)
U.S. agency collateralized mortgage obligations	—	—	7,200	(1,737)	7,200	(1,737)
U.S. government agency securities	—	—	556	(77)	556	(77)
Municipal bonds	—	—	14,969	(5,030)	14,969	(5,030)
Corporate bonds	—	—	32,768	(4,432)	32,768	(4,432)

	—	—	149,603	(28,610)	149,603	(28,610)

Held To Maturity:
Mortgage-backed securities	—	—	71,310	(16,216)	71,310	(16,216)
U.S. government agency securities	982	(1)	4,487	(12)	5,469	(13)

	982	(1)	75,797	(16,228)	76,779	(16,229)

	$982	$(1)	$225,400	$(44,838)	$226,382	$(44,839)

	June 30, 2023
	Less than 12 Months		12 Months or More		Total	Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Losses	Value	Losses	Value	Losses
Available For Sale:
Mortgage-backed securities	$16,794	$(967)	$86,371	$(16,550)	$103,165	$(17,517)
U.S. agency collateralized mortgage obligations	—	—	8,292	(1,782)	8,292	(1,782)
U.S. government agency securities	—	—	943	(89)	943	(89)
Municipal bonds	—	—	14,979	(5,102)	14,979	(5,102)
Corporate bonds	10,715	(1,435)	20,453	(4,597)	31,168	(6,032)

	27,509	(2,402)	131,038	(28,120)	158,547	(30,522)

Held To Maturity:
Mortgage-backed securities	—	—	77,373	(17,275)	77,373	(17,275)
U.S. government agency securities	4,880	(102)	—	—	4,880	(102)

	4,880	(102)	77,373	(17,275)	82,253	(17,377)

	$32,389	$(2,504)	$208,411	$(45,395)	$240,800	$(47,899)

At June 30, 2024, the Company had one security in the less than 12 months loss position and 124 securities in the 12 month or greater loss position. The unrealized loss on securities is due to current interest rate levels relative to the Company’s cost. Because the unrealized losses are due to current interest rate levels relative to the Company’s cost and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell these investments before recovery of its amortized cost, which may be at maturity, the Company does not consider the unrealized losses to be credit losses and no allowance for credit losses is required at June 30, 2024, and the Company does not consider these investments to be other-than temporarily impaired at June 30, 2023. There were 126 investment securities that were temporarily impaired at June 30, 2023. The Company did not recognize any credit losses on these securities for the year ended June 30, 2024, or other-than temporary impairment charges for the year ended June 30, 2023.

At June 30, 2024 and 2023, $2.6 million and $2.5 million, respectively, in the carrying value of investment securities were pledged to secure municipal deposits.

Equity Securities

The Company had one equity security with a fair value of $2.0 million and $1.6 million as of June 30, 2024 and 2023, respectively. During the years ended June 30, 2024 and 2023, the Company recorded $387 thousand of unrealized gains and $629 thousand of unrealized losses, respectively, which were recorded in Unrealized gain (loss) on equity securities in the Consolidated Statements of Income.

Note 6 – Loans

Major classifications of loans, net of deferred loan fees (costs) of $545 thousand and $653 thousand at June 30, 2024 and 2023, respectively, are summarized as follows:

	June 30, 2024		June 30, 2023
(Dollars in thousands)	Amount	Percent	Amount	Percent
Residential real estate:
1 - 4 family	$127,911	27.00%	$135,046	28.08%
Home equity and HELOCs	30,767	6.50	32,684	6.79
Construction -residential	8,802	1.86	9,113	1.90
Commercial real estate:
1 - 4 family investor	92,284	19.49	98,160	20.41
Multi-family (five or more)	15,619	3.30	15,281	3.18
Commercial non-residential	158,481	33.46	157,555	32.77
Construction and land	22,687	4.79	15,584	3.24
Commercial	15,090	3.19	15,433	3.21
Consumer loans	1,920	0.41	2,000	0.42

Total Loans	473,561	100.00%	480,856	100.00%

Allowance for credit losses	(2,989)		(3,313)

Net Loans	$470,572		$477,543

Mortgage loans serviced for others are not included in the accompanying Consolidated Statements of Financial Condition. The total amount of loans serviced for the benefit of others was approximately $11.2 million and $12.5 million at, June 30, 2024 and 2023, respectively. The Bank retained the related servicing rights for the loans that were sold and receives a 25 basis point servicing fee from the purchasers of the loans. Custodial escrow balances maintained in connection with the foregoing loan servicing are included in advances from borrowers for taxes and insurance.

Commercial non-residential loans include shared national credits, which are participations in loans or loan commitments of at least $20.0 million that are shared by three or more banks. As of June 30, 2023, the Company had one shared national credit loan commitment for $12.5 million with no balance outstanding and that is a purchased participation classified as pass rated and all payments are current and the loan is performing in accordance with its contractual terms. This shared national credit loan commitment was closed during the three months ended December 31, 2023. The Company’s accounting policies for shared national credits, including our charge off and reserve policy, are consistent with the significant accounting policies disclosed in our financial statements for the Company’s total loan portfolio. Shared national credits are subject to the same underwriting guidelines as loans originated by the Company and are subject to annual reviews where the risk rating of the loan is evaluated. Additionally, the Company obtains quarterly financial information and performs a financial analysis on a regular basis to ensure that the borrower can comply with the financial terms of the loan. The information used in the analysis is provided by the borrower through the agent bank.

Allowance for Credit Losses. As previously discussed in the “Recent Accounting Pronouncements” section of Note 2 “Summary of Significant Accounting Policies,” the Company adopted the provisions of ASU 2016-13, Financial Instruments— Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). ASU 2016-13 requires estimated credit losses on loans to be determined based on an expected life of loan model, as compared to an incurred loss model (in effect for periods prior to July 1, 2023). Accordingly, the allowance for credit losses disclosures subsequent to July 1, 2023 are not always comparable to prior dates. In addition, certain new disclosures required under ASU 2016-13 are not applicable to prior periods. As a result, the following tables present disclosures separately for each period, where appropriate. New disclosures required under ASU 2016-13 and ASU 2022-02 are only shown for the current period. Please refer to Note 2 “Summary of Significant Accounting Policies” for a summary of the impact of adopting the provisions of ASU 2016-13 on July 1, 2023.

The following tables set forth the allocation of the Bank’s allowance for credit losses by loan category at the dates indicated. The portion of the credit loss allowance allocated to each loan category does not represent the total available for future losses which may occur within the loan category since the total credit loss allowance is a valuation allocation applicable to the entire loan portfolio. The Company generally charges-off the collateral or discounted cash flow deficiency on all loans at 90 days past due and all loans rated substandard or worse that are 90 days past due.

The following table presents by portfolio segment, the changes in the allowance for credit losses and the recorded investment in loans for the years ended June 30, 2024 and 2023, respectively:

June 30, 2024	Residential real estate:			Commercial real estate:
		Home Equity	Construction-	1 - 4 family	Multi-family	Commercial	Construction
(Dollar amounts in thousands)	1 - 4 family	and HELOCs	residential	investor	(five or more)	non-residential	and land	Commercial	Consumer	Total
Allowance for credit losses:
Beginning balance	$486	$113	$214	$569	$89	$1,420	$281	$82	$59	$3,313
Impact of adopting ASU 2016-13	(67)	19	(174)	(241)	(30)	379	(93)	254	196	243
Charge-offs	—	—	—	—	—	—	—	—	(13)	(13)
Recoveries	—	—	—	—	—	—	—	—	29	29
Provision	(94)	(32)	(9)	(60)	(27)	(266)	(41)	(32)	(22)	(583)

Ending Balance	$325	$100	$31	$268	$32	$1,533	$147	$304	$249	$2,989

Allowance ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	325	100	31	268	32	1,533	147	304	249	2,989

Total allowance	$325	$100	$31	$268	$32	$1,533	$147	$304	$249	$2,989

Loans receivable ending balance:
Individually evaluated for impairment	$1,221	$426	$—	$1,007	$194	$337	$—	$—	$126	$3,311
Collectively evaluated for impairment	126,690	30,341	8,802	91,277	15,425	158,144	22,687	15,090	1,794	470,250

Total portfolio	$127,911	$30,767	$8,802	$92,284	$15,619	$158,481	$22,687	$15,090	$1,920	$473,561

June 30, 2023	Residential real estate:			Commercial real estate:
		Home Equity	Construction-	1 - 4 family	Multi-family	Commercial	Construction
(Dollar amounts in thousands)	1 - 4 family	and HELOCs	residential	investor	(five or more)	non-residential	and land	Commercial	Consumer	Total
Allowance for credit losses:
Beginning balance	$506	$113	$386	$527	$110	$1,451	$166	$100	$50	$3,409
Charge-offs	(79)	—	—	—	—	—	—	—	(32)	(111)
Recoveries	—	—	—	—	—	—	—	—	15	15
Provision	59	—	(172)	42	(21)	(31)	115	(18)	26	—

Ending Balance	$486	$113	$214	$569	$89	$1,420	$281	$82	$59	$3,313

Allowance ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	486	113	214	569	89	1,420	281	82	59	3,313

Total allowance	$486	$113	$214	$569	$89	$1,420	$281	$82	$59	$3,313

Loans receivable ending balance:
Individually evaluated for impairment	$1,209	$182	$—	$832	$251	$778	$—	$—	$—	$3,252
Collectively evaluated for impairment	78,237	19,689	9,113	84,891	14,781	142,098	15,584	14,976	643	380,012
Acquired non-credit impaired loans (1)	55,528	12,813	—	12,437	249	14,679	—	457	1,357	97,520
Acquired credit impaired loans (2)	72	—	—	—	—	—	—	—	—	72

Total portfolio	$135,046	$32,684	$9,113	$98,160	$15,281	$157,555	$15,584	$15,433	$2,000	$480,856

(1)	Acquired non-credit impaired loans are evaluated collectively, excluding loans that have subsequently moved to non-accrual status which are individually evaluated for impairment.
(2)	Acquired credit impaired loans are evaluated on an individual basis.

During the year ended June 30, 2024, and exclusive of the impact of the adoption of ASU 2016-13, the changes in the provision for credit losses for each portfolio of loans were primarily due to fluctuations in the outstanding balance of each portfolio of loans collectively evaluated for impairment. The overall decrease in the allowance during the year ended June 30, 2024 can be primarily attributed to consistently low levels of net charge-offs, strong asset quality metrics and continued conservative lending practices.

During the year ended June 30, 2023, the changes in the provision for credit losses for each portfolio of loans were primarily due to fluctuations in the outstanding balance of each portfolio of loans collectively evaluated for impairment. Specifically, we experienced significant growth in our commercial construction and land loan portfolio during the year ended June 30, 2023 and a corresponding increase in the provision for credit losses for this portfolio. The overall decrease in the allowance during the year ended June 30, 2023 can primarily be attributed to improved credit quality metrics, including continued low levels of net charge-offs and a decrease in non-performing assets.

Under the provisions of ASU 2016-13, loans evaluated individually for impairment consist of non-accrual loans. Under the incurred loss model in effect prior to the adoption of ASU 2016-13, loans evaluated individually for impairment were referred to as impaired loans.

Credit Quality Information

The following tables represent credit exposures by internally assigned grades for the years ended June 30, 2024 and 2023, respectively, that management uses to monitor the credit quality of the overall loan portfolio. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. All loans greater than 90 days past due are considered Substandard. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral.

Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful – loans classified as doubtful have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted.

The Bank has a structured loan rating process with several layers of internal and external oversight to help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed. Generally, consumer and residential mortgage loans are included in the Pass category unless a specific action, such as nonperformance, repossession, or death occurs to raise awareness of a possible credit event. The Company’s Credit Department is responsible for the timely and accurate risk rating of the loans on an ongoing basis. Every credit which must be approved by Loan Committee or the Board of Directors is assigned a risk rating at time of consideration. The Credit Department also annually reviews commercial relationships of $500,000 or greater to assign or re-affirm risk ratings.

The following tables set forth the amounts of the portfolio of classified asset categories for the commercial loan portfolios at June 30, 2024 and 2023:

	June 30, 2024
	Term Loans Amortized Cost Basis by Origination Fiscal Year						Revolving Loans	Revolving Loans
							Amortized	Converted
	2024	2023	2022	2021	2020	Prior	Cost Basis	to Term	Total
1 - 4 family investor
Pass	$3,852	$10,948	$6,228	$17,462	$11,855	$36,635	$2,702	$706	$90,388
Special Mention	—	—	—	—	—	889	—	—	889
Substandard	—	—	930	—	—	77	—	—	1,007
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total 1 - 4 family investor	$3,852	$10,948	$7,158	$17,462	$11,855	$37,601	$2,702	$706	$92,284

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Multi-family (five or more)
Pass	$331	$1,307	$1,310	$4,072	$5,508	$2,897	$—	$—	$15,425
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	194	—	—	194
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total Multi-family	$331	$1,307	$1,310	$4,072	$5,508	$3,091	$—	$—	$15,619

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Commercial non-residential
Pass	$11,970	$20,964	$59,973	$30,013	$15,668	$19,465	$—	$91	$158,144
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	319	—	18	—	—	337
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total Commercial non-residential	$11,970	$20,964	$59,973	$30,332	$15,668	$19,483	$—	$91	$158,481

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Construction and land
Pass	$4,341	$5,797	$10,501	$—	$—	$2,048	$—	$—	$22,687
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total Construction and land	$4,341	$5,797	$10,501	$—	$—	$2,048	$—	$—	$22,687

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Commercial
Pass	$593	$6,914	$7,367	$—	$14	$202	$—	$—	$15,090
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

Total Commercial	$593	$6,914	$7,367	$—	$14	$202	$—	$—	$15,090

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Information presented in the table above is not required for periods prior to the adoption of ASU 2016-13. The following table presents more comparable information from the prior period, including internal credit risk ratings by loan class segments.

	June 30, 2023
	Commercial Real Estate
	1 - 4 family			Construction
	investor	Multi-family	Non-residential	and land	Commercial	Total
Pass	$96,097	$15,030	$156,777	$15,584	$15,433	$298,921
Special Mention	1,231	—	—	—	—	1,231
Substandard	832	251	778	—	—	1,861
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Ending Balance	$98,160	$15,281	$157,555	$15,584	$15,433	$302,013

The Company monitors the credit risk profile by payment activity for residential and consumer loans. Generally, residential and consumer loans on nonaccrual status and 90 or more days past due and accruing are considered non-performing and are reviewed monthly. The following tables set forth the amounts of the portfolio that are not rated by class of loans for the residential and consumer loan portfolios at June 30, 2024 and 2023:

	June 30, 2024
	Term Loans Amortized Cost Basis by Origination Fiscal Year						Revolving Loans	Revolving Loans
							Amortized	Converted
	2024	2023	2022	2021	2020	Prior	Cost Basis	to Term	Total
1 - 4 family residential
Performing	$11,987	$7,765	$13,307	$15,162	$8,412	$70,057	$—	$—	$126,690
Non-performing	—	—	—	—	—	1,221	—	—	1,221

Total 1 - 4 family residential	$11,987	$7,765	$13,307	$15,162	$8,412	$71,278	$—	$—	$127,911

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Home equity & HELOCs
Performing	$1,685	$2,164	$474	$859	$576	$4,595	$18,333	$1,655	$30,341
Non-performing	—	—	—	—	—	—	381	45	426

Total Home equity & HELOCs	$1,685	$2,164	$474	$859	$576	$4,595	$18,714	$1,700	$30,767

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Construction residential
Performing	$5,180	$2,510	$105	$1,007	$—	$—	$—	$—	$8,802
Non-performing	—	—	—	—	—	—	—	—	—

Total construction residential	$5,180	$2,510	$105	$1,007	$—	$—	$—	$—	$8,802

Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Consumer
Performing	$123	$116	$45	$—	$3	$1,507	$—	$—	$1,794
Non-performing	—	—	—	—	—	126	—	—	126

Total Consumer	$123	$116	$45	$—	$3	$1,633	$—	$—	$1,920

Current period gross charge-offs	$—	$—	$—	$—	$—	$13	$—	$—	$13

Information presented in the table above is not required for periods prior to the adoption of ASU 2016-13.

The following table presents more comparable information from the prior period, including a disclosure of performing and non-performing loans by loan class segments.

June 30, 2023
	Residential Real Estate
		Home equity &
	1 - 4 family	HELOCs	Construction	Consumer	Total
Performing	$132,956	$32,684	$9,113	$1,918	$176,671
Non-performing	2,090	—	—	82	2,172

	$135,046	$32,684	$9,113	$2,000	$178,843

Loan Delinquencies and Non-accrual Loans

Management further monitors the performance and credit quality of the loan portfolio by analyzing the length of time a recorded payment is past due. The following are tables which include an aging analysis of the recorded investment of past due loans as of June 30, 2024 and 2023. All non-accrual loans included in the tables below do not have an associated allowance for credit losses because any impairment is charged-off at the time the loan moves to non-accrual status. As of June 30, 2024, $3.2 million of the non-accrual loans included in the table below are secured by real estate and $126 thousand are unsecured.

	Aged Analysis of Past Due and Non-accrual Loans
	As of June 30, 2024
							Recorded	Recorded
							Investment	Investment
	30 - 59 Days	60 - 89 Days	90 Days	Total Past		Total Loans	>90 Days and	Loans on
(Dollar amounts in thousands)	Past Due	Past Due	Or Greater	Due	Current	Receivable	Accruing	Non-Accrual
Residential real estate:
1 - 4 family	$153	$539	$162	$854	$127,057	$127,911	$—	$1,221
Home equity and HELOCs	49	—	—	49	30,718	30,767	—	426
Construction - residential	—	—	—	—	8,802	8,802	—	—
Commercial real estate:
1 - 4 family investor	85	930	—	1,015	91,269	92,284	—	1,007
Multi-family	—	—	—	—	15,619	15,619	—	194
Commercial non-residential	60	—	337	397	158,084	158,481	—	337
Construction and land	—	—	—	—	22,687	22,687	—	—
Commercial	—	—	—	—	15,090	15,090	—	—
Consumer	—	—	18	18	1,902	1,920	—	126

Total	$347	$1,469	$517	$2,333	$471,228	$473,561	$—	$3,311

	Aged Analysis of Past Due and Non-accrual Loans
	As of June 30, 2023
								Recorded	Recorded
					Acquired			Investment	Investment
	30 - 59 Days	60 - 89 Days	90 Days	Total Past	Credit		Total Loans	>90 Days and	Loans on
(Dollar amounts in thousands)	Past Due	Past Due	Or Greater	Due	Impaired	Current	Receivable	Accruing	Non-Accrual
Residential real estate:
1 - 4 family	$290	$457	$567	$1,314	$72	$133,660	$135,046	$—	$2,090
Home equity and HELOCs	—	—	—	—	—	32,684	32,684	—	—
Construction - residential	—	—	—	—	—	9,113	9,113	—	—
Commercial real estate:
1 - 4 family investor	—	752	—	752	—	97,408	98,160	—	832
Multi-family	251	—	—	251	—	15,030	15,281	—	251
Commercial non-residential	—	322	778	1,100	—	156,455	157,555	—	778
Construction and land	—	—	—	—	—	15,584	15,584	—	—
Commercial	—	—	—	—	—	15,433	15,433	—	—
Consumer	—	13	—	13	—	1,987	2,000	—	82

Total	$541	$1,544	$1,345	$3,430	$72	$477,354	$480,856	$—	$4,033

Interest income on non-accrual loans would have increased by approximately $167 thousand and $192 thousand during the years ended June 30, 2024 and 2023, respectively, if these loans had performed in accordance with their terms.

Impaired Loans – Prior to the Adoption of ASU 2016-13

Management considers commercial loans and commercial real estate loans which are 90 days or more past due to be impaired. Larger commercial loans and commercial real estate loans which are 60 days or more past due are selected for impairment testing in accordance with GAAP. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. These loans are analyzed to determine if it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance for loan losses.

The following tables include the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable, at June 30, 2023.

June 30, 2023
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
(Dollars in thousands)	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
1-4 family residential real estate	$1,209	$1,302	$—	$1,780	$—
Home equity and HELOCs	182	182	—	325	20
Construction residential	—	—	—	—	—
1 - 4 family investor commercial real estate	832	850	—	179	1
Multi-family	251	283	—	277	—
Commercial non-residential	778	783	—	1,042	19
Construction and land	—	—	—	—	—
Commercial	—	—	—	—	—
Consumer	—	—	—	—	—
With an allowance recorded:
1-4 family residential real estate	$—	$—	$—	$—	$—
Home equity and HELOCs	—	—	—	—	—
Construction residential	—	—	—	—	—
1 - 4 family investor commercial real estate	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial non-residential	—	—	—	—	—
Construction and land	—	—	—	—	—
Commercial	—	—	—	—	—
Consumer	—	—	—	—	—
Total:
1-4 family residential real estate	$1,209	$1,302	$—	$1,780	$—
Home equity and HELOCs	182	182	—	325	20
Construction residential	—	—	—	—	—
1 - 4 family investor commercial real estate	832	850	—	179	1
Multi-family	251	283	—	277	—
Commercial non-residential	778	783	—	1,042	19
Construction and land	—	—	—	—	—
Commercial	—	—	—	—	—
Consumer	—	—	—	—	—

The impaired loans table above includes accruing loans with terms that have been modified to borrowers experiencing financial difficulty in the amount of $182 thousand that are performing in accordance with their modified terms. The Company recognized $38 thousand of interest income on accruing loans with terms that have been modified to borrowers experiencing financial difficulty during the year ended June 30, 2023. The table above does not include $72 thousand of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition.

Generally, the Bank will charge-off the collateral or discounted cash flow deficiency on all impaired loans. Interest income that would have been recorded for the year ended June 30, 2023, had impaired loans been current according to their original terms, amounted to $104 thousand.

Concentration of Credit Risk

The Company’s primary business activity as of June 30, 2024 was with customers throughout the Delaware Valley through twelve full-service branch offices located in Bucks and Philadelphia Counties in Pennsylvania, as well as Burlington, Camden, and Mercer Counties in New Jersey. Accordingly, the Company has extended credit primarily to residential borrowers and commercial entities in this area whose ability to repay their loans is influenced by the region’s economy.

As of June 30, 2024, the Company considered its concentration of credit risk to be acceptable. As of June 30, 2024, commercial real estate loans secured by retail space totaled approximately $61.9 million, or 13.1% of total loans, and were comprised of $50.9 million of non-owner-occupied properties and $11.0 million of owner-occupied properties. The Company’s non-owner occupied commercial real estate loans that are secured by retail space have high occupancy rates with longstanding tenants.

Loans with Modified Terms to Borrowers Experiencing Financial Difficulty

During the year ended June 30, 2024, there were no loans modified to borrowers experiencing financial difficulty. During the year ended June 30, 2023, there were no loans modified that were identified as a troubled debt restructuring (“TDR”) and there were no TDRs that subsequently defaulted within twelve months of modification.

Note 7 – Premises and Equipment

The components of premises and equipment are as follows as of June 30, 2024 and 2023:

(Dollars in thousands)	June 30, 2024	June 30, 2023
Land	$1,441	$1,778
Office buildings and improvements	7,921	9,080
Furniture, fixtures and equipment	2,293	2,273
Automobiles	58	58

	11,713	13,189
Accumulated depreciation	(4,527)	(4,135)

	$7,186	$9,054

Depreciation expense amounted to $772 thousand and $1.0 million for the years ended June 30, 2024 and 2023, respectively. During the year ended June 30, 2024, the Company transferred one property with a total carrying value of $1.3 million to the held for sale classification reported in the accrued interest receivable and other assets line on the consolidated statements of financial condition. The Company intends to sell this property by December 31, 2024.

Note 8 – Goodwill and Intangibles

The goodwill and intangible assets arising from acquisitions is accounted for in accordance with the accounting guidance in FASB ASC Topic 350 for Intangibles — Goodwill and Other. The Company recorded goodwill of $4.9 million and core deposit intangibles of $1.4 million in connection with the acquisition of Audubon. The Company also recorded core deposit intangibles totaling $65 thousand and $197 thousand in connection with the acquisitions of Fidelity and Washington, respectively. As of June 30, 2024 and 2023, the other intangibles consisted of $356 thousand and $519 thousand, respectively, of core deposit intangibles, which are amortized over an estimated useful life of ten years.

The Company performs its annual impairment evaluation on June 30 or more frequently if events and circumstances indicate that the fair value of the banking unit is less than its carrying value. During the year ended June 30, 2024, the Company included considerations of the current economic environment in its evaluation, and determined that it is not more likely than not that the carrying value of goodwill is impaired. No goodwill impairment exists during the year ended June 30, 2024.

Goodwill and other intangibles at June 30, 2024 and 2023, are summarized as follows:

(Dollars in thousands)	Goodwill	Core Deposit Intangibles
Balance, July 1, 2022	$4,858	$712
Adjustments:
Additions	—	—
Amortization	—	(193)

Balance, June 30, 2023	$4,858	$519
Adjustments:
Additions	—	—
Amortization	—	(163)

Balance, June 30, 2024	$4,858	$356

The following tables summarize amortizing intangible assets at June 30, 2024 and 2023:

	June 30, 2024
		Accumulated
(Dollars in thousands)	Gross	Amortization	Net
Core deposit intangibles	$1,694	$(1,338)	$356

	June 30, 2023
		Accumulated
(Dollars in thousands)	Gross	Amortization	Net
Core deposit intangibles	$1,694	$(1,175)	$519

Aggregate amortization expense was $163 thousand and $193 thousand for the years ended June 30, 2024 and 2023, respectively. Amortization expense for the next five years and thereafter is expected to be as follows:

(Dollars in thousands) For the year ended June 30,	Expense
2025	$132
2026	101
2027	70
2028	40
2029	9
2030 and thereafter	4

$356

Note 9 – Deposits

Deposits and their respective weighted-average interest rates consist of the following major classifications as of June 30, 2024 and 2023:

	June 30, 2024		June 30, 2023
		Weighted		Weighted
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate
Non-interest bearing checking	$64,627	—%	$60,872	—%
Interest bearing checking	132,927	1.27	116,700	0.91
Money market accounts	176,422	3.13	208,020	2.77
Savings and club accounts	82,173	0.05	90,291	0.05
Certificates of deposit	173,661	3.56	159,377	2.30

	$629,810	2.13%	$635,260	1.66%

Time deposit accounts outstanding as of June 30, 2024 mature as follows:

(In thousands)	June 30, 2024
Twelve months ending:
2025	$154,301
2026	7,766
2027	5,044
2028	3,711
2029	2,408
Thereafter	431

$173,661

The aggregate amount of certificates of deposit accounts in denominations of $250 thousand or more totaled $29.3 million and $17.8 million at June 30, 2024 and 2023, respectively.

Note 10 – Borrowings

The Bank is a member of the FHLB system, which consists of 11 regional Federal Home Loan Banks. The FHLB provides a central credit facility primarily for member institutions. The Bank has a maximum borrowing capacity with the FHLB of Pittsburgh of approximately $287.3 million at June 30, 2024. Advances from the FHLB of Pittsburgh consisted of $48.0 million and $34.0 million of fixed rate short-term borrowings at June 30, 2024 and 2023, respectively. FHLB advances are secured by qualifying assets of the Bank, which include Federal Home Loan Bank stock and loans. The Bank had $415.9 million and $427.2 million of loans pledged as collateral as of June 30, 2024 and 2023, respectively. The Bank, as a member of the FHLB of Pittsburgh, is required to acquire and hold shares of capital stock in that FHLB. The Bank was in compliance with the requirements for the FHLB of Pittsburgh with an investment of $2.8 million and $2.3 million at June 30, 2024 and 2023, respectively.

Contractual maturities and the associated weighted average interest rate of FHLB advances at June 30, 2024 are presented in the table below. As of June 30, 2024, the interest rates on the $48.0 million of FHLB advances ranged from 5.64% to 5.67%.

	June 30, 2024
(Dollars in thousands)		Weighted
Twelve months ending:	Amount	Average Rate
2025	$48,000	5.65%

Total FHLB advances	$48,000	5.65%

As of June 30, 2024, the Bank had $8.8 million of loans pledged as collateral to secure a $3.6 million overnight line of credit with the Federal Reserve Bank. As of June 30, 2023, the Bank had $10.2 million of loans pledged as collateral to secure a $3.7 million overnight line of credit with the Federal Reserve Bank. There was no outstanding balance for the overnight line of credit with the Federal Reserve Bank as of June 30, 2024 and 2023. In addition, as of June 30, 2024 and 2023, the Bank had $10.0 million of available credit from the Atlantic Community Bankers Bank to purchase federal funds.

Note 11 — Income Taxes

The components of income tax expense (benefit) for the years ended June 30, 2024 and 2023 are as follows:

	Year end June 30,
(Dollars in thousands)	2024	2023
Federal:
Current	$(61)	$(430)
Deferred	(399)	570

	(460)	140
State, current	2	60

	$(458)	$200

A reconciliation of the statutory federal income tax at a rate of 21.0% in 2024 and 2023 to the income tax expense included in the consolidated statements of income is as follows:

	Year ended June 30,
	2024		2023
		% of		% of
		Pretax		Pretax
(Dollars in thousands)	Amount	Loss	Amount	Income
Federal income tax at statutory rate	$(61)	21.0%	$630	21.0%
State tax, net of federal benefit	2	(0.7)	47	1.6
Bank owned-life insurance	(261)	90.0	(232)	(7.7)
Income tax benefit	—	—	(211)	(7.1)
Other	(138)	47.6	(34)	(1.1)

	$(458)	157.9%	$200	6.7%

Income tax expense for the year ended June 30, 2023 included a $211 thousand one-time income tax benefit related to refunds received associated with the carryback of net operating losses under the CARES Act.

Items that gave rise to significant portions of deferred tax assets and liabilities are as follows:

	June 30,
(Dollars in thousands)	2024	2023
Deferred tax assets:
Loan origination fees	$125	$150
Allowance for credit losses	687	762
Deferred director’s fees	253	261
Deferred compensation	357	357
Purchase accounting adjustments	423	499
NOL carry forward	727	231
Net unrealized loss on securities	6,575	6,983
Stock based compensation	428	234
Other	282	344

Total deferred tax assets	9,857	9,821
Deferred tax liabilities:
Premises and equipment	(271)	(336)

Total deferred tax liabilities	(271)	(336)

Net deferred tax asset	$9,586	$9,485

Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as the allowance for credit losses and loan fees are recognized in different periods for financial reporting and tax return purposes. As of June 30, 2024, the Company has a $3.5 million net operating loss carryforward that will begin to expire by December 31, 2033. A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax assets is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

GAAP prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Accounting literature also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest, and penalties. In accordance with GAAP, interest or penalties incurred for income taxes will be recorded as a component of other expenses. There are no material uncertain tax positions at June 30, 2024 or 2023. With few exceptions, the Company is no longer subject to U.S. Federal income tax examinations by taxing authorities for years before 2020.

Retained earnings included $2.8 million at June 30, 2024 and 2023, respectively, for which no provision for federal income tax has been made. These amounts represent deductions for bad debt reserves for tax purposes which were only allowed to savings institutions which met certain definitional tests prescribed by the Internal Revenue Code of 1986, as amended. The Small Business Job Protection Act of 1996 eliminated the special bad debt deduction granted solely to thrifts. Under the terms of the Act, there would be no recapture of the pre-1988 (base year) reserves. However, these pre-1988 reserves would be subject to recapture under the rules of the Internal Revenue

Code if the Bank itself pays a cash dividend in excess of earnings and profits, or liquidates. The Act also provides for the recapture of deductions arising from “applicable excess reserve” defined as the total amount of reserve over the base year reserve. The Bank’s total reserve exceeds the base year reserve and deferred taxes have been provided for this excess.

Note 12 – Stock Based Compensation

Stock-based compensation is accounted for in accordance with FASB ASC Topic 718 for Compensation — Stock Compensation. The Company establishes fair value for its equity awards to determine their cost. The Company recognizes the related expense for employees over the appropriate vesting period, or when applicable, service period, using the straight-line method. However, consistent with the guidance, the amount of stock-based compensation recognized at any date must at least equal the portion of the grant date value of the award that is vested at that date. As a result, it may be necessary to recognize the expense using a ratable method.

On May 10, 2022, the shareholders of the Company approved the William Penn Bancorporation 2022 Equity Incentive Plan (the “Plan”). The Plan provides for the issuance of up to 1,769,604 shares (505,601 restricted stock awards and 1,264,003 stock options) of William Penn Bancorporation common stock.

Under the Plan, the Company has granted 505,600 shares of restricted stock, net of forfeitures, with a weighted average grant date fair value of $11.71 per share. To fund the grant of restricted common stock, the Company issued shares from authorized but unissued shares. Restricted shares granted under the Plan vest in equal installments over a five year period. Compensation expense related to the restricted shares is recognized ratably over the vesting period in an amount which totals the market price of the Company’s stock at the grant date. The expense recognized for the restricted shares for each of the years ended June 30, 2024 and 2023 was $1.1 million. The expected future compensation expense related to the 313,989 non-vested restricted shares outstanding at June 30, 2024 was $3.5 million over a weighted average period of 3.02 years. The expected future compensation expense related to the 383,258 non-vested restricted shares outstanding at June 30, 2023 was $4.3 million over a weighted average period of 3.88 years.

The following is a summary of the Company’s restricted stock activity during the year ended June 30, 2024:

Summary of Non-vested Restricted Stock Award Activity	Number of Shares	Weighted Average Grant Price
Non-vested Restricted Stock Awards outstanding July 1, 2023	383,258	$11.66
Issued	26,544	12.44
Vested	(95,813)	11.66
Forfeited	—	—

Non-vested Restricted Stock Awards outstanding June 30, 2024	313,989	$11.73

The following is a summary of the Company’s restricted stock activity during the year ended June 30, 2023:

Summary of Non-vested Restricted Stock Award Activity	Number of Shares	Weighted Average Grant Price
Non-vested Restricted Stock Awards outstanding July 1, 2022	492,960	$11.67
Issued	—	—
Vested	(95,798)	11.66
Forfeited	(13,904)	11.82

Non-vested Restricted Stock Awards outstanding June 30, 2023	383,258	$11.66

The fair value of the 95,813 shares that vested during the year ended June 30, 2024 was $1.2 million. The fair value of the 95,798 shares that vested during the year ended June 30, 2023 was $914 thousand.

Under the Plan, the Company granted 1,264,000 stock options, net of forfeitures, with a weighted average grant date fair value of $3.24 per share. Stock options granted under the Plan vest in equal installments over a five year period. Stock options were granted at a weighted average exercise price of $11.71, which represents the fair value of the Company’s common stock price on the grant date based on the closing market price, and have an expiration period of 10 years. The fair value of stock options granted was valued using the Black-Scholes option pricing model using the following weighted average assumptions: expected life of 6.5 years, risk-free rate of return of 2.98%, volatility of 24.60%, and a dividend yield of 1.02%. Compensation expense recognized for the stock options for the years ended June 30, 2024 and 2023 was $796 thousand and $771 thousand, respectively. The expected future compensation expense related to the 1,264,000 stock options outstanding at June 30, 2024 was $2.4 million over a weighted average period of 3.02 years. The expected future compensation expense related to the 1,197,640 stock options outstanding at June 30, 2023 was $3.0 million over a weighted average period of 3.88 years.

The following is a summary of the Company’s stock option activity during the year ended June 30, 2024:

Summary of Stock Option Activity	Number of Options	Weighted Exercise Price per Shares
Beginning balance July 1, 2023	1,197,640	$11.66
Granted	66,360	12.44
Exercised	—	—
Forfeited	—	—
Expired	—	—

Ending balance June 30, 2024	1,264,000	$11.71

The following is a summary of the Company’s stock option activity during the year ended June 30, 2023:

Summary of Stock Option Activity	Number of Options	Weighted Exercise Price per Shares
Beginning balance July 1, 2022	1,232,400	$11.67
Granted	—	—
Exercised	—	—
Forfeited	(34,760)	11.82
Expired	—	—

Ending balance June 30, 2023	1,197,640	$11.66

The weighted average remaining contractual term was approximately 7.97 years and there was no aggregate intrinsic value for options outstanding as of June 30, 2024. As of June 30, 2024, exercisable options totaled 479,056 with an average weighted exercise of price of $11.66 per share, a weighted average remaining contractual term of approximately 7.88 years, and no aggregate intrinsic value. The weighted average remaining contractual term was approximately 8.88 years and there was no aggregate intrinsic value for options outstanding as of June 30, 2023. As of June 30, 2023, exercisable options totaled 239,528 with an average weighted exercise of price of $11.66 per share, a weighted average remaining contractual term of approximately 8.88 years, and no aggregate intrinsic value.

Note 13 – Employee and Director Benefit Plans

401(k) Plan

The Bank has a savings plan qualified under Section 401(k) of the Internal Revenue Code which covers substantially all of its employees. Employees can contribute up to 50% of gross pay and the Bank matches 100% of such contributions up to 6%. The Company recorded $442 thousand and $421 thousand of expense associated with the 401(k) plan during the years ended June 30, 2024 and 2023, respectively.

Employee Stock Ownership Plan (“ESOP”)

The Company offers ESOP benefits to employees who meet certain eligibility requirements. In connection with the second-step conversion offering, and as previously disclosed, the William Penn Bank ESOP trustees subscribed for, and intended to purchase, on behalf of the ESOP, 8% of the shares of the Company common stock sold in the offering and to fund its stock purchase through a loan from the Company equal to 100% of the aggregate purchase price of the common stock. As previously disclosed, as a result of the second-step conversion offering being oversubscribed in the first tier of subscription priorities, the ESOP trustees were unable to purchase shares of the Company’s common stock in the second-step conversion offering. Subsequent to the completion of the second-step conversion on March 24, 2021, the ESOP trustees purchased 881,130 shares, or $10.1 million, of the Company’s common stock in the open market.

In connection with the purchase of the shares, the ESOP borrowed $10.1 million from the Company at a fixed interest rate of 3.25% with a twenty-five-year term to fund the purchase of 881,130 shares. The Company makes annual contributions to the ESOP equal to the ESOP’s debt service or equal to the debt service less the dividends received by the ESOP on unallocated shares. Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account are allocated among the participants on the basis of compensation, as described by the ESOP, in the year of allocation. The ESOP shares pledged as collateral are reported as unearned ESOP shares in the Company’s consolidated statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. The Company recognized $424 thousand and $395 thousand of ESOP expense associated with the release of shares from collateral during the years ended June 30, 2024 and 2023, respectively.

	June 30,
	2024	2023
Allocated shares	240,172	219,141
Shares committed to be released	17,479	17,479
Unreleased shares	766,027	801,272

Total ESOP shares	1,023,678	1,037,892

Fair value of unreleased shares	$8,732,708	$8,132,911

Directors Retirement Plan

The Bank has a retirement plan for the directors of the Bank. Upon retirement, a director who agrees to serve as a consulting director to the Bank will receive a monthly benefit amount for a period of up to 120 months. The plan was amended in October 2017 to allow credit for service as a director while also serving as an employee. The Company recognized expense of $52 thousand and a credit of $45 thousand for these benefits in its Consolidated Statements of Income for the years ended June 30, 2024 and 2023, respectively. At both June 30, 2024 and 2023, approximately $1.6 million had been accrued under this plan.

Director Deferred Compensation Plan

The Bank has deferred compensation plans for certain directors of the Bank whereby they can elect to defer their directors’ fees. Under the plans’ provisions, benefits which accrue at the Bank’s highest certificate of deposit rate will be payable upon retirement, death, or permanent disability. The Company recognized $40 thousand and $21 thousand of interest expense for these benefits in its Consolidated Statements of Income during the years ended June 30, 2024 and 2023, respectively. At both June 30, 2024 and 2023, approximately $1.1 million had been accrued for this benefit plan.

Note 14 – Commitments and Contingencies

The Company leases several offices as part of its regular business operations. Please refer to note 17 to these consolidated financial statements for further detail regarding the Company’s operating lease commitments. Please refer to note 2 to these consolidated financial statements for further detail regarding the how the Company estimates expected credit losses on unfunded loan commitments. In addition, the Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Company’s consolidated statements of financial condition.

A summary of the Company’s loan commitments is as follows as of June 30, 2024 and 2023:

	June 30,
(Dollars in thousands)	2024	2023
Commitments to extend credit	$15,676	$6,877
Unfunded commitments under lines of credit	65,705	75,372
Standby letters of credit	86	86

Commitments to extend credit are agreements to lend to a customer if there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have 90-day fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies, but primarily includes residential and commercial real estate.

Periodically, there have been other various claims and lawsuits against the Bank, such as claims to enforce liens, condemnation proceedings on properties in which it holds security interests, claims involving the making and servicing of real property loans and other issues incident to its business. The Bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on its financial condition, results of operations or cash flows.

Note 15 - Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (described below) of tangible and core capital to total adjusted assets and of total capital to risk-weighted assets.

As of June 30, 2024, the most recent notification from the regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action.

Federal banking agencies have established an optional “community bank leverage ratio” of between 8% to 10% tangible equity to average total consolidated assets for qualifying institutions with assets of less than $10 billion of assets. Institutions with capital meeting the specified requirement and electing to follow the alternative framework would be deemed to comply with the applicable regulatory capital requirements, including the risk-based requirements and would be considered well-capitalized under the prompt corrective action framework. In April 2020, the Federal banking regulatory agencies modified the original Community Bank Leverage Ratio (“CBLR”) framework and provided that, as of the second quarter 2020, a banking organization with a leverage ratio of 8 percent or greater and that meets the other existing qualifying criteria may elect to use the community bank leverage ratio framework. The modified rule also states that the community bank leverage ratio requirement will be greater than 8 percent for the second through fourth quarters of calendar year 2020, greater than 8.5 percent for calendar year 2021, and greater than 9 percent thereafter. The transition rule also maintains a two-quarter grace period for a qualifying community banking organization whose leverage ratio falls no more than 100 basis points below the applicable community bank leverage ratio requirement.

As of June 30, 2024	Actual		CBLR Framework Requirement
(Dollars in thousands except for ratios)	Amount	Ratio	Amount	Ratio
William Penn Bank:
Tier 1 leverage	$134,494	16.10%	$75,164	9.00%

As of June 30, 2023	Actual		CBLR Framework Requirement
(Dollars in thousands except for ratios)	Amount	Ratio	Amount	Ratio
William Penn Bank:
Tier 1 leverage	$161,774	18.67%	$77,989	9.00%

Note 16 – Fair Value of Financial Instruments

The Company follows authoritative guidance under FASB ASC Topic 820 for Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The definition of fair value under ASC 820 is the exchange price. The guidance clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). The guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement.

Fair value is based on quoted market prices, when available. If listed prices or quotes are not available, fair value is based on fair value models that use market participant or independently sourced market data which include discount rate, interest rate yield curves, credit risk, default rates and expected cash flow assumptions. In addition, valuation adjustments may be made in the determination of fair value. These fair value adjustments may include amounts to reflect counter party credit quality, creditworthiness, liquidity, and other unobservable inputs that are applied consistently over time. These adjustments are estimated and, therefore, subject to significant management judgment, and at times, may be necessary to mitigate the possibility of error or revision in the model-based estimate of the fair value provided by the model. The methods described above may produce fair value calculations that may not be indicative of the net realizable value. While the Company believes its valuation methods are consistent with other financial institutions, the use of different methods or assumptions to determine fair values could result in different estimates of fair value. FASB ASC Topic 820 for Fair Value Measurements and Disclosures describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently, and items that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3:	Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The following table presents the assets required to be measured and reported on a recurring basis on the Company’s Consolidated Statements of Financial Condition at their fair value as of June 30, 2024 and 2023, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2024
(Dollars in thousands)	Level I	Level II	Level III	Total
Assets:
Investments available for sale:
Mortgage-backed securities	$—	$95,125	$—	$95,125
U.S. agency collateralized mortgage obligations	—	7,200	—	7,200
U.S. government agency securities	—	693	—	693
Municipal bonds	—	14,969	—	14,969
Corporate bonds	—	32,768	—	32,768
Equity securities	2,016	—	—	2,016

Total Assets	$2,016	$150,755	$—	$152,771

	June 30, 2023
(Dollars in thousands)	Level I	Level II	Level III	Total
Assets:
Investments available for sale:
Mortgage-backed securities	$—	$106,756	$—	$106,756
U.S. agency collateralized mortgage obligations	—	8,292	—	8,292
U.S. government agency securities	—	3,932	—	3,932
Municipal bonds	—	14,979	—	14,979
Corporate bonds	—	31,168	—	31,168
Equity securities	1,629	—	—	1,629

Total Assets	$1,629	$165,127	$—	$166,756

Assets and Liabilities Measured on a Non-Recurring Basis

Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition. Generally, nonrecurring valuation is the result of the application of other accounting pronouncements which require assets and liabilities to be assessed for impairment or recorded at the lower of cost or fair value.

Individually evaluated loans are generally measured for impairment using the fair value of the collateral supporting the loan. Individually evaluated loan collateral is based on Level 3 inputs utilizing outside appraisals adjusted by management for sales costs and other assumptions regarding market conditions to arrive at fair value. As of June 30, 2024 and 2023, the Company charged-off the collateral deficiency on impaired loans. As a result, there were no specific reserves on individually evaluated loans as of June 30, 2024 and 2023.

Other real estate owned (“OREO”) is measured at fair value, based on appraisals less cost to sell at the date of foreclosure. Valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value, less cost to sell. Income and expenses from operations and changes in valuation allowance are included in the net expenses from OREO.

As of June 30, 2024 and 2023, there were no assets required to be measured and reported at fair value on a non-recurring basis.

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments.

Cash and Due from Banks and Interest-Bearing Time Deposits

The carrying amounts of cash and amounts due from banks and interest-bearing time deposits approximate their fair value due to the relatively short time between origination of the instrument and its expected realization.

Securities Available for Sale and Held to Maturity

The fair value of investment and mortgage-backed securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Equity Securities

The fair value of equity securities is equal to the available quoted market price.

Loans Receivable

The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms are adjusted for liquidity and credit risk.

Regulatory Stock

The carrying amount of Federal Home Loan Bank stock approximates fair value because Federal Home Loan Bank stock can only be redeemed or sold at par value and only to the respective issuing government supported institution or to another member institution.

Bank-Owned Life Insurance

The Company reports bank-owned life insurance on its Consolidated Statements of Financial Condition at the cash surrender value. The carrying amount of bank-owned life insurance approximates fair value because the fair value of bank-owned life insurance is equal to the cash surrender value of the life insurance policies.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and payable approximates fair value.

Deposits

Fair values for demand deposits, NOW accounts, savings and club accounts, and money market deposits are, by definition, equal to the amount payable on demand at the reporting date as these products have no stated maturity. Fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on similar instruments with similar maturities.

Advances from Federal Home Loan Bank

Fair value of advances from FHLB is estimated using discounted cash flow analyses, based on rates currently available to the Company for advances from FHLB with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments

Fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, considering market interest rates, the remaining terms and present credit worthiness of the counterparties.

In accordance with FASB ASC Topic 825 for Financial Instruments, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose the fair value of financial instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a distressed sale. Fair value is best determined using observable market prices; however, for many of the Company’s financial instruments no quoted market prices are readily available. In instances where quoted market prices are not readily available, fair value is determined using present value or other techniques appropriate for the particular instrument. These techniques involve some degree of judgment, and as a result, are not necessarily indicative of the amounts the Company would realize in a current market exchange. Different assumptions or estimation techniques may have a material effect on the estimated fair value.

The following tables set forth the carrying value of financial assets and liabilities and the fair value for certain financial instruments that are not required to be measured or reported at fair value on the Consolidated Statements of Financial Condition for the periods indicated. The table below excludes financial instruments for which the carrying amount approximates fair value.

	Fair Value Measurements at June 30, 2024
			Quoted Prices	Significant	Significant
			in Active Markets	Other Observable	Unobservable
	Carrying	Fair	for Identical Assets	Inputs	Inputs
(Dollars in thousands)	Amount	Value	(Level 1)	(Level 2)	(Level 3)
Financial instruments - assets:
Loans receivable, net	$470,572	$439,118	$—	$—	$439,118
Securities held to maturity	93,056	76,827	—	76,827	—
Financial instruments - liabilities:
Certificates of deposit	173,661	171,613	—	—	171,613
Advances from Federal Home Loan Bank	48,000	48,000	—	—	48,000
Off-balance sheet financial instruments	—	—	—	—	—

	Fair Value Measurements at June 30, 2023
			Quoted Prices	Significant	Significant
			in Active Markets	Other Observable	Unobservable
	Carrying	Fair	for Identical Assets	Inputs	Inputs
(Dollars in thousands)	Amount	Value	(Level 1)	(Level 2)	(Level 3)
Financial instruments - assets:
Loans receivable, net	$477,543	$436,636	$—	$—	$436,636
Securities held to maturity	99,690	82,313	—	82,313	—
Financial instruments - liabilities:
Certificates of deposit	159,377	155,426	—	—	155,426
Advances from Federal Home Loan Bank	34,000	34,000	—	—	34,000
Off-balance sheet financial instruments	—	—	—	—	—

Note 17 — Leases

A lease is defined as a contract, or part of a contract, that conveys the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. Substantially all of the leases in which the Company is the lessee include real estate property for branches and office space with terms extending through 2043. Topic 842 requires the Company to recognize a right-of-use (“ROU”) asset and corresponding lease liability for each of its operating leases. The operating lease ROU asset was $8.3 million and $8.9 million as of June 30, 2024 and 2023, respectively, and the operating lease liability was $8.6 million and $9.1 million as of June 30, 2024 and 2023, respectively. The Company elected not to include short-term leases (i.e., leases with initial terms of twelve months of less), or equipment leases (deemed immaterial) on the Consolidated Statements of Financial Condition.

The calculated amount of the ROU assets and lease liabilities are impacted by the length of the lease term and the discount rate used to present value the minimum lease payments. The Company’s lease agreements often include one or more options to renew at the Company’s discretion. If at lease inception, the Company considers the exercising of a renewal option to be reasonably certain, the Company will include the extended term in the calculation of the ROU asset and lease liability. Regarding the discount rate, Topic 842 requires the use of the rate implicit in the lease whenever this rate is readily determinable. As this rate is rarely determinable, the Company utilizes its incremental borrowing rate at lease inception, on a collateralized basis, over a similar term.

June 30, 2024
Weighted average remaining lease term
Operating leases	15.8 years
Weighted average discount rate
Operating leases	2.92%

June 30, 2023
Weighted average remaining lease term
Operating leases	16.4 years
Weighted average discount rate
Operating leases	2.89%

The Company recorded $891 thousand and $798 thousand of net lease costs during the years ended June 30, 2024 and 2023, respectively. Future minimum payments for operating leases with initial or remaining terms of one year or more as of June 30, 2024 were as follows:

June 30, 2024
(in thousands)	Operating Leases
For the year ended June 30,
2025	$825
2026	620
2027	636
2028	649
2029	659
Thereafter	7,378

Total future minimum lease payments	$10,767
Amounts representing interest	(2,214)

Present value of net future minimum lease payments	$8,553

Note 18 — Related Party Transactions

At June 30, 2024 and 2023 certain directors, executive officers, principal holders of the Company’s common stock, associates of such persons, and affiliated companies of such persons were indebted, including undrawn commitments to lend, to the Bank in the aggregate amount of $3.8 million and $4.0 million, respectively. These total commitments to lend include $1.3 million of undrawn commitments at both June 30, 2024 and 2023. The commitments are in the form of loans and guarantees for various business and personal interests. This indebtedness was incurred in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time of comparable transactions with unrelated parties. This indebtedness does not involve more than the normal risk of repayment or present other unfavorable features.

The following table shows the loan activity for related parties for the years ended June 30, 2024 and 2023:

	June 30,
(Dollars in thousands)	2024	2023
Beginning Balance	$2,680	$1,121
New loans and funding of existing lines of credit	—	1,745
Repayments	(124)	(186)
Loans to former related parties	(17)	—

Ending balance	$2,539	$2,680

None of the Company’s affiliates, officers, directors, or employees have an interest in or receive remuneration from any special purpose entities or qualified special purpose entities which the Company transacts business.

During the years ended June 30, 2024 and 2023, the Bank purchased certain insurance policies through a related party insurance agency and paid insurance commissions of $32 thousand and $31 thousand, respectively. These insurance commissions are included in other expense on the Company’s Consolidated Statements of Income.

At June 30, 2024 and 2023, certain directors, executive officers, principal holders of the Company’s common stock, associates of such persons, and affiliated companies of such persons had deposits with the Bank in the aggregate amount of $1.4 million and $1.5 million, respectively.

Note 19 — Parent Company Financial Information

WILLIAM PENN BANCORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION — PARENT COMPANY ONLY

(Dollars in thousands)

As of June 30, 2024 and 2023

	June 30,
	2024	2023
ASSETS
Cash on deposit at the Bank	$4,233	$14,119
Investment in the Bank	118,422	144,004
Equity securities	2,016	1,629
Other assets	368	1,190

TOTAL ASSETS	$125,039	$160,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accrued and other liabilities	$438	$197

TOTAL LIABILITIES	438	197
Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY	124,601	160,745

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$125,039	$160,942

WILLIAM PENN BANCORPORATION

CONDENSED STATEMENTS OF OPERATIONS — PARENT COMPANY ONLY

(Dollars in thousands)

For the Years Ended June 30, 2024 and 2023

	Year Ended June 30,
	2024	2023
INCOME
Interest on interest-bearing deposits with the Bank	$21	$79
Interest income on securities	131	131
Unrealized gain (loss) on equity securities	387	(629)

Total income (loss)	539	(419)

EXPENSES
Professional fees	449	495
Other expenses	234	202

Total expenses	683	697

Loss before income tax benefit and equity in undistributed net income of affiliates	(144)	(1,116)

Income tax benefit	(33)	(257)
Equity in undistributed net income of the Bank	279	3,661

NET INCOME	$168	$2,802

Comprehensive income (loss)	$1,533	$(5,219)

WILLIAM PENN BANCORPORATION

CONDENSED STATEMENTS OF CASH FLOW — PARENT COMPANY ONLY

(Dollars in thousands)

For the Years Ended June 30, 2024 and 2023

	Year Ended June 30,
	2024	2023
Cash flows from operating activities
Net income	$168	$2,802
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed net earnings of subsidiaries	(279)	(3,661)
Unrealized (gain) loss on equity securities	(387)	629
Net intercompany transactions	2,667	1,483
Dividend from the Bank	27,000	—
Other	764	205

Net cash provided by operating activities	29,933	1,458

Cash flows from investing activities

Net cash provided by investing activities	—	—

Cash flows from financing activities
Cash dividends	(1,160)	(1,584)
Stock purchased and retired	(38,659)	(27,056)

Net cash used in financing activities	(39,819)	(28,640)

Net decrease in cash and cash equivalents	(9,886)	(27,182)
Cash and cash equivalents – beginning	14,119	41,301

Cash and cash equivalents – ending	$4,233	$14,119

Supplementary cash flows information
Income tax payments	$—	$—

Note 20 — Subsequent Events

On July 17, 2024, the Company declared a cash dividend of $0.03 per share, that was paid on August 8, 2024, to common shareholders of record at the close of business on July 29, 2024.